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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-A


                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              Dynatech Corporation
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             (Exact name of registrant as specified in its charter)


Massachusetts                          04-2258582
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(State of incorporation                (IRS Employer
or organization)                       Identification No.)


3 New England Executive Park, Burlington, MA        01803-5087
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(Address of principal executive offices)            (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following.

                                        [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1993 pursuant to General Instruction A.(c)(2), please check the following box.

                                        [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                          Name of each exchange on which
to be so registered:                         each class is to be registered:

Common Stock                                 New York Stock Exchange

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                        None

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         Item 1:  Description of Registrant's Securities to be Registered.
                  -------------------------------------------------------

              The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.20 per share (the "Common Stock"), and 100,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which 24,000 shares have been designated as "Series A Junior Participating Cumulative Preferred Stock".

         Common Stock.
         ------------

              Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets of proceeds thereof, which are available for distribution to stockholders, subject to any preferential payments required to be made to holders of outstanding Preferred Stock, if any. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and nonassessable. The preferences and rights of holders of shares of Common Stock may become subject to those of holders of shares of any series of Preferred Stock which the Company may issue in the future.

         Item 2:  Exhibits.
                  --------

              Pursuant to Instructions II to Form 8-A, the following exhibits have been or will be filed with this registration statement filed with the New York Stock Exchange, but are not filed as exhibits to this registration statement with the Securities and Exchange Commission:

              1. The Registrant's Annual Report on Form 10-K for its fiscal year ended March 31, 1996.

              2. The Registrant's Current Report on Form 8-K dated October 21, 1996.

              3. The Registrant's Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 1996 and September 30, 1996.

              4. The Registrant's Proxy Statement dated June 27, 1996, as amended, for its 1996 Annual Meeting of Shareholders, as filed with the Securities and Exchange Commission on June 26, 1996 and amended on July 2, 1996.

              5.   The Registrant's Restated Articles of Organization.

              6.   The Registrant's Bylaws, as amended.

              7. Shareholder Rights Agreement, dated as of February 16, 1989, between the Registrant and The First National Bank of Boston, as Rights Agent.

              8. Specimen stock certificate representing the Registrant's common stock, $.20 par value per share.

              9. The Registrant's Annual Report to Shareholders, mailed to stockholders of the Registrant with the Proxy Statement for the Company's 1996 Annual Meeting of Stockholders on July 30, 1996.


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                                      SIGNATURE

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       DYNATECH CORPORATION

                                       By: /s/ Allan M. Kline
                                           -------------------------------------
                                               Allan M. Kline
                                               Vice President, Chief Financial
                                               Officer and Treasurer




         Date:  January 15, 1997